NewsRelease

Robert Mehrabian to be Named Executive Chairman;
Edwin Roks, Chief Executive Officer; George Bobb, President and Chief Operating Officer

THOUSAND OAKS, Calif. – October 24, 2023 – The Board of Directors of Teledyne Technologies Incorporated (NYSE:TDY) announced today that Robert Mehrabian will be named Executive Chairman, effective January 1, 2024. As Executive Chairman, Dr. Mehrabian will remain actively involved with the company with a particular focus on strategy, technology, mergers and acquisitions and margin expansion programs. Dr. Mehrabian’s employment contract has been amended and extended an additional three years to December 2026. In addition, Edwin Roks will assume the role of Chief Executive Officer, and George C. Bobb III will assume the role of President and Chief Operating Officer.

Edwin Roks, current Executive Vice President of Teledyne, leads Teledyne’s Digital Imaging Segment and has gained increasing levels of operational responsibility, including the successful integration of Teledyne’s largest acquisitions. Dr. Roks joined Teledyne in 2011 with the acquisition of Teledyne DALSA and also served as Teledyne’s Chief Technology Officer from 2014 to 2015.

George C. Bobb III, current Executive Vice President of Teledyne, leads Teledyne’s Aerospace and Defense Electronics Segment, the Marine Instrumentation group, the Engineered Systems Segment, and Teledyne Scientific & Imaging, which includes classified Digital Imaging programs, as well as Teledyne’s Information Technology function. Mr. Bobb joined Teledyne in 2008 and has achieved increasing levels of operational and administrative responsibility, including previously serving as Teledyne’s Chief Compliance Officer.

“I want to congratulate Edwin and George on their well-deserved promotions to CEO and President and COO, respectively,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “I will work side by side with them to continue the development and execution of Teledyne’s growth strategy.”

Jason VanWees, Vice Chairman, will continue in his current role, with responsibility for strategy, capital allocation, mergers & acquisitions, investor relations and margin improvement programs.

Finally, Melanie S. Cibik, will be promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, and will continue to oversee Teledyne’s legal, compliance, human resources, ethics and corporate governance programs.

Mr. VanWees and Miss Cibik joined Teledyne in connection with its spinoff in 1999.

“Our entire Board is delighted that this talented group of executives will continue to serve as Teledyne’s leadership,” said Michael Smith, Lead Director of Teledyne’s Board of Directors.

Mr. Bobb will report to Dr. Roks, effective January 1, 2024. Mr. VanWees will continue to report to Dr. Mehrabian. Miss Cibik will report to Dr. Roks and Dr. Mehrabian, as appropriate.

Teledyne Technologies is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542